Exhibit 5.1

Buchalter

A Professional Corporation

1000 Wilshire Boulevard, Suite 1500

Los Angles, California 90017

April 27, 2018

OP Bancorp

1000 Wilshire Boulevard, Suite 500

Los Angeles, California 90017

Re:	2010 Equity Incentive Plan and Director and Employee Stock Option Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8, (the “Registration Statement”) of OP Bancorp, a California corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of 1,762,105 shares of the Company’s common stock, no par value (the “Shares”). The Shares subject to the Registration Statement are to be issued under the Company’s 2010 Equity Incentive Plan and the Director and Employee Stock Option Plan (collectively, the “Plans”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the California General Corporation Law (the “CGCL”). This opinion is limited to the effect of the CGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Buchalter, a Professional Corporation

EXHIBIT 5.1